Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
LDK Solar Co., Ltd.:
We consent to the use of our reports with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus. Our report on the consolidated financial statements refers to changes in the method of accounting for convertible senior notes and minority interests due to the adoption of new accounting standards in 2009.
/s/ KPMG
Hong Kong, China
January 26, 2011